Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

       We consent to the reference to our firm under the caption "Experts" in Registration Statement (Form S-8/S-3) and related Prospectus of Cell Genesys, Inc. for the registration of 51,876 shares of its common stock and to the incorporation by reference therein of our report dated January 19, 2001, with respect to the consolidated financial statements of Cell Genesys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
October 12, 2001